Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230379

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Preliminary Prospectus Supplement Dated November 4, 2019

PROSPECTUS    SUPPLEMENT

                    , 2019

(To Prospectus dated November 4, 2019)

NORDSTROM, INC.

$    % Senior Notes due

We are offering $         million aggregate principal amount of     % Senior Notes due                (the “notes”). Interest on the notes will be paid semi-annually in arrears on                 and                  of each year, commencing on                , 2020. The notes will mature on                 ,                . We may redeem the notes, at any time in whole or from time to time in part, at our option, at the redemption prices discussed under the heading “Description of the Notes—Optional Redemption.” If we experience a “Change of Control Repurchase Event” (as defined in this prospectus supplement), we will be required to offer to purchase the notes from holders.

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

	Per Note		Total
Public offering price		%		$(1)
Underwriting discount		%	$
Proceeds, before expenses, to us		%		$(1)

(1)	Plus accrued interest, if any, from , 2019, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry only form will be made on or about                 , 2019 through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	US Bancorp

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date after the dates on the front of this prospectus supplement or the accompanying prospectus, as applicable, or for information incorporated by reference, as of the dates of that information.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of our offering of notes. The second part is the accompanying prospectus, dated November 4, 2019, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information contained in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters’ behalf, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “Nordstrom,” “we,” us,” “our” and the “Company” refer to Nordstrom, Inc. and its consolidated subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Summary” and in the section entitled “Description of the Notes,” the words “Nordstrom,” “we,” “us,” “our” and the “Company” refer only to Nordstrom, Inc. and not to any of its subsidiaries.

Notice to Prospective Investors in the European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither Nordstrom, Inc. nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov or from Nordstrom’s website at http://www.nordstrom.com. The information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus.

Our common stock is listed and traded on the New York Stock Exchange. We will refer to the New York Stock Exchange as the “NYSE” in this prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update this prospectus supplement and the accompanying prospectus. In other words, in the case of a conflict or inconsistency between the information set forth in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the date of the completion of the offering:

(1)

our Annual Report on Form 10-K for the fiscal year ended February  2, 2019, including information specifically incorporated by reference into our Annual Report from our proxy statement on Schedule 14A filed on April 12, 2019;

(2)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 4, 2019 and August 3, 2019; and

(3)

our Current Reports on Form 8-K filed March 4, 2019, May 29, 2019, August  26, 2019, September  19, 2019, October 17, 2019 and October 28, 2019, and amended current report on Form 8-K/A filed April 1, 2019.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings (excluding exhibits), at no cost, by writing or calling our Senior Director of Finance-Investor Relations at the following address or telephone number:

Trina Schurman

Senior Director of Finance-Investor Relations

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, WA 98101

(206) 303-6503

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, may contain or may suggest “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events we expect or anticipate will occur in the future. We intend such words as “believes,” “anticipates,” “may,” “will,” “should,” “could,” “plans,” “expects” and similar expressions to identify such forward-looking statements. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to:

Strategic and Operational

•	timely and effective implementation of evolving our business model and successful execution of our customer strategy to provide a differentiated and seamless experience across all Nordstrom channels,

•

our ability to execute and manage the costs of our evolving business model, including the execution of new supply chain capabilities and enhancement of existing ones, development of applications for electronic devices, improvement of customer-facing technologies, timely delivery of products purchased digitally, enhancement of inventory management systems, more fluid inventory availability between our digital channels and retail stores through our local market strategy, and greater consistency in marketing strategies,

•	our ability to respond to the business and retail environment, as well as fashion trends and consumer preferences, including changing expectations of service and experience in stores and online,

•

our ability to properly balance our investments in existing and new store locations, technology and supply chain facilities, especially our investments in our Nordstrom NYC and our Los Angeles market integration,

•	successful execution of our information technology strategy, including engagement with third-party service providers,

•	our ability to effectively utilize internal and third-party data in strategic planning and decision-making,

•

our ability to maintain or expand our presence, including timely completion of construction associated with new, relocated and remodeled stores, and Supply Chain Network facilities, all of which may be impacted by third parties, consumer demand and other natural or man-made disruptions,

•	efficient and proper allocation of our capital resources,

•	effective inventory management processes and systems, fulfillment and supply chain processes and systems, disruptions in our supply chain and our ability to control costs,

•

the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident,

•	our ability to safeguard our reputation and maintain relationships with our vendors and third-party service providers,

•	our ability to maintain relationships with and motivate our employees and to effectively attract, develop and retain our future leaders,

•	our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD Bank, N.A.,

•

the effectiveness of our loyalty program, including the implementation of any changes in our program, planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry,

•	market fluctuations, increases in operating costs, exit costs and overall liabilities and losses associated with owning and leasing real estate,

•

potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames,

•	compliance with debt and operating covenants, availability and cost of credit, changes in our credit rating and changes in interest rates,

•	the timing, price, manner and amounts of future share repurchases by us, if any, or any share issuances by us,

Economic and External

•	the impact of the seasonal nature of our business and cyclical customer spending,

•	the impact of economic and market conditions and the resultant impact on consumer spending and credit patterns,

•	the impact of economic, environmental or political conditions in the U.S. and countries where our third-party vendors operate,

•

weather conditions, natural disasters, health hazards, national security or other market and supply chain disruptions, including the effects of tariffs, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications,

Legal and Regulatory

•

our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to employment and tax, information security and privacy, consumer credit and the outcome of any claims and litigation and resolution of such matters,

•	the impact of the current regulatory environment and financial system, health care and tax reforms,

•	the impact of changes in accounting rules and regulations, changes in our interpretation of the rules or regulations, or changes in underlying assumptions, estimates or judgments,

•	the impact of claims, litigation and regulatory investigations, including those related to information security, privacy and consumer credit.

These and other factors, including those factors described in Item 1A. Risk Factors to our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and the “Risk Factors” section elsewhere in this prospectus supplement, could affect our financial results and cause our actual results to differ materially from any forward-looking information we may provide. Forward-looking statements relate to the date made, and we undertake no obligation to update or revise them to reflect subsequent events, new information or future circumstances.

SUMMARY

This is only a summary and therefore does not contain all the information that may be important to you. Before deciding whether or not to purchase the notes, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section elsewhere in this prospectus supplement, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended February 2, 2019 and our consolidated financial statements and related notes.

The Company

Founded in 1901 as a retail shoe business in Seattle, Nordstrom later incorporated in Washington State in 1946 and went on to become one of the leading fashion retailers based in the U.S. We aspire to be the best fashion retailer in a digital world by remaining focused on our customers, serving them through our three strategic pillars: providing a compelling product offering, delivering outstanding services and experiences and leveraging the strength of the Nordstrom brand. We offer an extensive selection of high-quality brand-name and private label merchandise focused on apparel, shoes, cosmetics and accessories. No matter how customers choose to shop, we are committed to delivering the best possible service, product and experience, including alterations, dining and styling, to make shopping fun, personalized and convenient.

We invested early in our omni-channel capabilities, integrating our operations, merchandising and technology across our stores and online, in both our Full-Price and Off-Price businesses. As of August 3, 2019, we have more than 60 combinations in which merchandise is ordered, fulfilled and delivered. Though this has enabled us to serve customers in multiple ways, we are focused on providing a seamless experience for our customer across stores and online. As a result of the evolution of our operations, our reportable segments have become progressively more integrated such that, in the first quarter of 2018, we changed our reportable segments to one reportable segment to align with how management views the results of our operations.

As of August 3, 2019, our reportable segment, Retail, includes:

Full-Price

•	113 Nordstrom-branded full-line stores in the U.S.,

•	Six full-line and six Rack stores in Canada,

•	Full-Price Nordstrom.com website and mobile application,

•	Trunkclub.com website and six Trunk Club clubhouses,

•	Three Jeffrey boutiques, and

•	Three Nordstrom Local neighborhood hubs (“Nordstrom Local”).

Our Full-Price operating segment integrates Nordstrom full-line stores and Nordstrom.com to allow us to provide our customers with a seamless shopping experience. We engage with our customers on their terms, blurring the lines between the digital and in-store experience. Our customers can pick up online orders in our Nordstrom full-line stores if inventory is available or it can be shipped to that location. Full-Price also includes our full-line and Rack stores in Canada. We include our Canada operations in Full-Price as this is how we view and manage our operations internally. Trunk Club offers personalized styling services for men and women, which enables customers to shop and try on at home, paying only for what they decide to keep. Customers may also choose to shop using these personalized styling services in-person at our clubhouses. We provide customers with the same quality merchandise available at Nordstrom full-line stores and online. Nordstrom Local is a retail concept that is focused on services, providing customers convenient access to personal stylists, alterations, online orders and more. Trunk Club stylists are able to meet customers at select full-line and Nordstrom Local locations. We also leverage the expertise of our salespeople to enable customers to receive personalized product recommendations on their mobile phones through our digital Style Board selling tool. These capabilities allow us to better serve customers across various channels and improve sales.

Off-Price

•	242 Off-Price Nordstrom Rack stores in the U.S.,

•	Off-Price Nordstromrack.com/HauteLook website and mobile application, and

•	Two Last Chance clearance stores.

In Off-Price, Nordstrom Rack and Nordstromrack.com purchase merchandise primarily from the same vendors carried in our Full-Price channel and also serve as outlets for clearance merchandise from the Full-Price channel. Nordstromrack.com/HauteLook offers both a persistent selection of Off-Price merchandise, as well as limited-time flash sale events on fashion and lifestyle brands, and is integrated with a single customer log-in, shared shopping cart and streamlined checkout process. Nordstromrack.com combines the technology expertise of HauteLook with the merchant expertise of Nordstrom Rack.

Fiscal Year

We operate on a 52/53-week fiscal year ending on the Saturday closest to January 31st.

Return Policy

We have a fair and reasonable approach to returns, handling them on a case-by-case basis with the ultimate objective of making our customers happy. We have no formal policy on how long we accept returns at our Nordstrom full-line stores or Nordstrom.com. Our goal is to take care of our customers, which includes making returns and exchanges easy, whether in stores or online, where we offer free shipping on purchases and returns. Trunk Club accepts returns within five days of delivery, which are free for the customer if the items are returned in the box provided by Trunk Club with the original price tag and packaging. Our Nordstrom Rack stores and Nordstromrack.com/HauteLook generally accept returns of apparel, footwear, accessories and HauteLook home products up to 45 days from the date of purchase or date of shipment with the original price tag and sales receipt. Off-Price merchandise can be returned by mail or at any Nordstrom Rack store location.

Seasonality

Our business, like that of other retailers, is subject to seasonal fluctuations. Our sales are typically higher during our Anniversary Sale in July and the holidays in the fourth quarter. Beginning in 2018, our Anniversary Sale occurred in our second fiscal quarter. In 2017, our Anniversary Sale occurred in our second and third fiscal quarters. Results for any one quarter are not indicative of the results that may be achieved for a full fiscal year.

Loyalty Program

We evolved our customer loyalty program with the launch of The Nordy Club in October 2018, which incorporates a traditional point system and the favorite benefits of our previous program, while providing customers exclusive access to products and events, enhanced services, personalized experiences and more convenient ways to shop. Customers accumulate points based on their level of spending and type of participation. Upon reaching certain point thresholds, customers receive Nordstrom Notes, which can be redeemed for goods or services offered at Nordstrom full-line stores, Nordstrom.com, Nordstrom Rack and Nordstromrack.com/HauteLook. Nordstrom cardmembers can also earn rewards at Trunk Club. The Nordy Club member benefits will vary based on the level of customer spend, and include Bonus Points days and shopping and fashion events.

We offer customers access to a variety of payment products and services, including a selection of Nordstrom-branded Visa® credit cards in the U.S. and Canada, as well as a Nordstrom-branded private label credit card for Nordstrom purchases. When customers use a Nordstrom-branded credit or debit card, they also participate in The Nordy Club and receive additional benefits, which can vary depending on the level of spend, including early access to the Anniversary Sale, Nordstrom to You (an in-home stylist) and incremental accumulation of points toward Nordstrom Notes.

Competitive Conditions

We operate in a highly competitive business environment. We compete with other international, national, regional and local retailers, including internet-based businesses, omni-channel department stores, specialty stores, off-price stores and boutiques, which may carry similar lines of merchandise. Our specific competitors vary from market to market. We believe the keys to competing in our industry are what will always matter most to our customers: providing compelling product and outstanding service backed by people who care, both digitally and in stores. This includes serving customers on their terms, by providing a seamless digital and physical experience, offering compelling, curated and quality products at multiple price points, and strategically partnering with relevant and limited distribution brands, all in top markets.

Supply Chain Network

Our “Supply Chain Network” consists of:

•	Fulfillment centers that process and ship orders to our customers, located in Cedar Rapids, Iowa; Elizabethtown, Pennsylvania; and San Bernardino, California,

•	Distribution centers that process and ship merchandise to our stores and other facilities, and

•	Omni-channel centers that both fulfill customer orders and ship merchandise to our stores.

We have expanded our Supply Chain Network facilities and enhanced our inventory management systems to support our omni-channel capabilities and provide greater access to merchandise selection and faster delivery. We select locations and customize inventory allocations to enable merchandise to flow more efficiently and quickly to our customers.

Full-Price online purchases are primarily shipped to our customers from our Fulfillment Centers but may also be shipped from our Nordstrom full-line stores or Omni-channel centers. Full-Price in-store purchases are primarily fulfilled from that store’s inventory, but when inventory is unavailable at that store, it may also be shipped to our customers from our Fulfillment Centers, Omni-channel centers, or from other Nordstrom full-line stores. Off-Price online purchases are shipped to our customers from our Fulfillment Centers. Both channels selectively use vendor dropship to supplement their online offerings, which are then shipped directly from the vendor to the end customer. Our first large-scale Omni-channel center, in Riverside, California, is expected to open in the spring of 2020 and will initially support our Full-Price customers in the West Coast region. Off-Price inventory and fulfillment will be added to this facility in the future. We also plan to open a smaller Local Omni-channel Hub in Torrance, California in 2019, which will support the greater Los Angeles market as part of our new local market strategy and will have highly customized inventory that serves the specialized needs of that market.

Inventory

We plan our merchandise purchases and receipts to coincide with expected sales trends. For instance, our merchandise purchases and receipts increase prior to our Anniversary Sale, which has historically extended over the last two weeks of July. We also purchase and receive a larger amount of merchandise in the fall as we prepare for the holiday shopping season (from late November through December). At Nordstrom Rack, we also invest in pack and hold inventory, which involves the strategic purchase of merchandise from some of our top Full-Price brands in advance of the upcoming selling seasons, to take advantage of favorable buying opportunities. This inventory is typically held for six months on average.

In order to offer merchandise that our customers want, we purchase from a wide variety of high-quality domestic and foreign suppliers. We also have arrangements with agents and contract manufacturers to produce our private label merchandise. We expect our suppliers to meet our “Nordstrom Partnership Guidelines,” which address our corporate social responsibility standards for matters such as legal and regulatory compliance, labor, health and safety and the environment. This is available on our website at Nordstrom.com.

Employees

During 2018, we employed approximately 71,000 employees on a full- or part-time basis. Due to the seasonal nature of our business, employment increased to approximately 76,000 employees in July 2018 and 74,000 in December 2018. All of our employees are non-union. We believe our relationship with our employees is good.

Trademarks

Our most notable trademarks include Nordstrom, Nordstrom Rack, HauteLook, Trunk Club, Halogen, BP., Caslon, Zella, Leith, 1901, Treasure & Bond, Tucker+Tate and 14th & Union. Each of our trademarks is renewable indefinitely, provided that it is still used in commerce at the time of the renewal.

Nordstrom, Inc. common stock is publicly traded on the NYSE under the symbol “JWN.” Our executive offices are located at 1617 Sixth Avenue, Seattle, Washington 98101 and our telephone number is (206) 628-2111. The information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	Nordstrom, Inc.

Notes Offered	% Senior Notes due .

Maturity Date	The notes will mature on , .

Interest	Interest on the notes will accrue from the date of their issuance at the rate set forth on the cover page of this prospectus supplement and will be payable semi-annually, in arrears, on and of each year, commencing , 2020.

Optional Redemption of Notes	Prior to , , we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

The sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes mature on                 ,                  (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in this prospectus supplement) plus                  basis points,

plus, in either case, the accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption.

In addition, at any time on or after , , we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption.

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in this prospectus supplement), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date.

Covenants	The indenture, pursuant to which the notes will be issued, contains certain covenants that will, among other things, limit our ability and the ability of certain of our subsidiaries to incur certain liens, enter into sale and leaseback transactions or consolidate, merge or transfer our properties and assets as an entirety or substantially as an entirety to any person, in each case subject to important exceptions and qualifications. Other than the foregoing and as described under “Description of the Notes—Repurchase Upon a Change of Control Repurchase Event,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us. See “Description of Debt Securities” in the accompanying prospectus.

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of August 3, 2019, after giving effect to this offering and the use of proceeds therefrom, we had approximately $ of consolidated debt outstanding, all of which is senior debt and none of which is secured debt. As of August 3, 2019, our subsidiaries had approximately $599 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles).

Use of Proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $ , after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to repay or retire all $500 million aggregate principal amount of outstanding 4.75% Senior Notes due 2020 and any remaining net proceeds for general corporate purposes, which may include the financing of capital expenditures and working capital needs. See “Use of Proceeds.”

Absence of Public Market	The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in the financial performance or our prospects and/or companies in our industry generally. As a result, no assurance can be given (i) that an active trading market will develop or be maintained for the notes, (ii) as to the liquidity of any market that does develop or (iii) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Further Issues	We may, at any time, without consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity date and other terms, respectively, as those of the notes, provided that such additional notes must be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or constitute a “qualified reopening” of the previously issued notes for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of debt securities under the indenture.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A., and Euroclear Bank SA/NV, as operator of the Euroclear system, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should consider before investing in the notes.

Trustee	Wells Fargo Bank, National Association

Governing Law	The indenture (as defined in this prospectus supplement) and the notes will be governed by the laws of New York.

RISK FACTORS

Before you decide to invest in the notes, you should carefully consider the risks described below, the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended February 3, 2019, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. See “Where You Can Find More Information”. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus includes forward-looking statements that involve risks and uncertainties. We refer you to “Cautionary Statements Relating to Forward-Looking Information” in this prospectus supplement. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that we currently deem immaterial or that are not presently known to us may also materially and adversely affect our business, results of operations and financial condition. There are also risks within the economy, the industry and the capital markets that affect us generally, which have not been described below.

Risks Relating to the Notes

The Notes are Subject to Prior Claims of any of our Secured Creditors.

The notes are our unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but below any secured debt to the extent of the value of the assets constituting the security for such secured debt. As of August 3, 2019, we did not have any consolidated secured debt outstanding. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of any secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The Notes are Effectively Subordinated to the Existing and Future Liabilities of our Subsidiaries.

Our equity interests in our subsidiaries are subordinate to any debt and other liabilities of our subsidiaries (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles) to the extent of the value of the assets of such subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt and other liabilities, including trade payables, of our subsidiaries senior to that held by us. At August 3, 2019, our subsidiaries had approximately $599 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles).

Our Credit Ratings may not Reflect all Risks of Your Investment in the Notes.

The credit ratings assigned to the notes are limited in scope, and do not address all the material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

The Indenture does not Restrict the Amount of Additional Debt that we may Incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit ratings assigned to the notes are lowered or withdrawn.

An Active Trading Market may not Develop or be Maintained for the Notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for securities, changes in our financial performance or our prospects, the condition of the industry in which we operate, the then-current ratings assigned to the notes and the market for similar securities. As a result, no assurance can be given (i) that an active trading market will develop or be maintained for the notes, (ii) as to the liquidity of any market that does develop or (iii) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

The Terms of the Indenture and the Notes Provide only Limited Protection Against Significant Corporate Events that could Affect Adversely your Investment in the Notes.

While the indenture and the notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under “Description of the Notes – Repurchase Upon a Change of Control Repurchase Event,” upon the occurrence of a Change of Control Repurchase Event, holders are entitled to require us to repurchase their notes at 101% of their principal amount. However, the definition of the term “change of control” is limited and does not cover a variety of transactions (such as acquisitions and recapitalizations) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that negatively affects the value of the notes, but which did not constitute a Change of Control Repurchase Event, you would not have any rights to require us to repurchase the notes prior to their maturity, which also would adversely affect your investment in the notes.

We may not be able to Repurchase the Notes upon a Change of Control.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, we will be required to make an offer to each holder of notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase Upon a Change of Control Repurchase Event.”

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $                million (after deducting the underwriting discount and our offering expenses). We intend to use all of the net proceeds from the sale of the notes to repay or retire all $500.0 million aggregate principal amount of outstanding 4.75% Senior Notes due 2020 (the “2020 notes”) and any remaining net proceeds for general corporate purposes, which may include financing of capital expenditures and working capital needs. The 2020 notes mature on May  1, 2020 and bear interest at a rate of 4.75% per annum.

CAPITALIZATION

The following table sets forth, as of August 3, 2019, our consolidated cash and cash equivalents and capitalization on an actual basis and as adjusted to give effect to the sale of the notes and the application of the net proceeds as described under “Use of Proceeds” in this prospectus supplement, including the retirement of outstanding indebtedness due in 2020. You should read this table in conjunction with our consolidated financial statements and related notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At August 3, 2019
	Actual	As Adjusted
	(Dollars in millions) (unaudited)
Cash and cash equivalents	$956	$
Long-term debt:
4.75% notes due 2020, net of unamortized discount	500
4.00% notes due 2021, net of unamortized discount	500
4.00% senior notes due 2027, net of unamortized discount	349
6.95% senior debentures due 2028	300
7.00% notes due 2038, net of unamortized discount	147
5.00% senior notes due 2044, net of unamortized discount	896
% senior notes due offered hereby	—
Other	(14)

Total long-term debt, including current portion	2,678 (1)

Shareholders’ equity:
Common stock	3,084
Accumulated deficit	(2,286)
Accumulated other comprehensive loss	(39)

Total shareholders’ equity	759
Total capitalization	$3,437	$

(1)

Excludes current and long-term operating lease liabilities of $2,149. See Financial Statements including Note 2. Leases in Item 1 in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 2019.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made.

The notes will be issued as a separate series of debt securities under the indenture, dated as of December 3, 2007 (the “indenture”), between us and Wells Fargo Bank, National Association, as trustee. The terms of the notes will be governed by the terms of the indenture. The following summaries of certain provisions of the indenture, the notes and the respective officer’s certificates under the indenture pursuant to which the notes will be established, do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the indenture, the notes and such officer’s certificates. You should read those documents for a better understanding of all of the provisions of those documents that may be important to you. The indenture and forms of the officer’s certificates under the indenture pursuant to which the notes will be issued (including the forms of the notes) are available upon request as described under “Where You Can Find More Information.” For purposes of this description, references to “Nordstrom,” “we,” “our,” and “us” refer only to Nordstrom, Inc. and not to its subsidiaries.

General

The notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets constituting the security. The notes will rank structurally junior to all indebtedness and other liabilities, including trade payables, of our subsidiaries to the extent of the value of the assets of such subsidiaries. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. See “Risk Factors—The Notes are Effectively Subordinated to the Existing and Future Liabilities of our Subsidiaries” in this prospectus supplement. As of August 3, 2019, after giving effect to this offering and the use of proceeds therefrom, we had approximately $                of consolidated debt outstanding, none of which was secured debt. As of August 3, 2019, our subsidiaries had approximately $599 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles).

Except as described in the accompanying prospectus under “Description of Debt Securities—Limitation on Sale and Leaseback” and “Description of Debt Securities—Limitation on Liens,” the indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness in the future, some or all of which may be secured. We currently have $500.0 million of unsecured indebtedness outstanding that matures in May 2020. We anticipate using some or all of the proceeds of this offering to repay or retire this prior obligation. Except as described in the accompanying prospectus under “Description of Debt Securities—Limitation on Sale and Leaseback” and “Description of Debt Securities—Limitation on Liens” and in this prospectus supplement under “—Repurchase Upon a Change of Control Repurchase Event,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us.

The indenture does not limit the amount of notes, debentures or other evidence of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. Unless otherwise specified or the context requires otherwise, when we use the term “debt securities” in this “Description of the Notes,” we mean all debt securities issued under the indenture, including the notes, and when we use the term “series of debt securities” or similar references, we are referring to each series of debt securities issued or to be issued under the indenture, including the series of debt securities that will comprise the notes.

We may, at any time, without consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity date and other terms, respectively, as those of the notes, provided that such additional notes must be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or constitute a “qualified reopening” of the previously issued notes for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture.

The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The transferor shall also provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement” in this prospectus supplement, the notes will not be issuable in certificated form.

Principal Amount; Maturity and Interest

The notes will initially be limited to $                aggregate principal amount and will mature on                 ,                 . The notes will bear interest at the rate of                 % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the notes semi-annually in arrears on                  and                  of each year, commencing                 , 2020, to the holders of record of notes at the close of business on the preceding                  and                 , respectively (whether or not a business day).

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date or the maturity date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date payment is made.

Optional Redemption

Prior to the Par Call Date, the notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest (assuming that the notes matured on the Par Call Date), not including any portion of such payments of interest accrued as of the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below), plus basis points, plus, in each case, any accrued and unpaid interest thereon to, but not including, the date of redemption.

In addition, at any time on or after the Par Call Date, the notes will be redeemable, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption.

Definitions

“Comparable Treasury Issue” means, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed (assuming that the notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming that the notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means                ,                  (three months prior to the maturity date of the notes).

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of BofA Securities, Inc., J.P. Morgan Securities LLC, a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc., and two other Primary Treasury Dealers selected by us (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer we will substitute therefor another Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

Notice of any redemption of the notes will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed by us or by the trustee on our behalf. Notwithstanding the immediately preceding sentence, notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee in accordance with the procedures of the DTC.

Any redemption of the notes may, at our option, be subject to one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, the notice related to such redemption shall describe each such condition and, if applicable, shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The issuer shall provide written notice to the trustee prior to the close of business two business days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given.

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (no note of a principal amount of $2,000 or less will be repurchased in part) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes to be repurchased plus any accrued and unpaid interest on such notes to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail or send electronically a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the purchase date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the purchase date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event purchase date, we will, to the extent lawful:

•	accept for payment all notes, or portions of notes, (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	no later than 11:00 a.m. New York city time, deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes, or portions of notes, properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail or deliver to each holder of notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

If holders of not less than 90% in aggregate principal amount of the notes at the time outstanding validly tender and do not withdraw such notes in an offer to repurchase the notes upon a Change of Control Repurchase Event and we, or any other person making such an offer in lieu of us as described below, purchase all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase upon a Change of Control Repurchase Event described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest on such notes to, but not including, the date of redemption.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the applicable ratings on the notes are lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2)	the adoption of a plan relating to our liquidation or dissolution;

(3)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of our board of directors are not Continuing Directors.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (i) was a member of such board of directors on the date of the issuance of the notes; or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. It is unclear whether our board of directors, pursuant to Washington law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such action is possible under Washington law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” for purposes of triggering a Change of Control Repurchase Event as described above.

“Fitch” means Fitch Ratings Limited, and any successor to its rating agency business.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., and any successor to its rating agency business.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the forms of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A., Luxembourg, which we refer to as Clearstream, or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts’ thereby eliminating the need for physical movement of securities certificates.

•	Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc. and by the Financial Industry Regulatory Authority, Inc.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA.

•	The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner of the notes represented by the global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations related to the notes.

Payments on the notes represented by global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation or responsibility to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary deals only with beneficial owners of the notes that purchase the notes in this offering at the applicable initial offering price set forth on the cover of this prospectus supplement and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, S corporations, partnerships or other pass-through entities or arrangements for United States federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, dealers or traders in securities or currencies, “expatriated entities” subject to section 7874 of the Code, certain former citizens or residents of the United States subject to section 877 of the Code, taxpayers subject to the alternative minimum tax, persons subject to special tax accounting rules as a result of gross income with respect to the notes being taken into account in an applicable financial statement, and persons subject to the base erosion and anti-abuse tax. This summary also does not discuss the notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. Moreover, the effects of any applicable United States federal estate or gift, state, local or non-United States tax laws and any tax arising under section 1411 of the Code (the “Medicare” tax on certain investment income) are not discussed.

In the case of a beneficial owner of the notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding the notes, then you should consult your own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the United States federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

The discussion below assumes that any original issue discount (“OID”) on the notes (that is, any excess of the principal amount of the notes over their issue price), is either zero or de minimis (less than 1⁄4% of their principal amount multiplied by the number of complete years to maturity of the notes), all within the meaning of the OID Treasury regulations. If these conditions are not satisfied with respect to the notes and as a result the notes are treated as having been issued with OID, a holder would be required to include OID in income as interest over the term of the note under a constant yield method. Even if a note has only de minimis OID, the holder must include such OID in income proportionately as principal payments are made on such note.

Effect of Certain Contingencies

In certain circumstances, we may be required to pay amounts on the notes in addition to or at different times than the scheduled payments of stated principal and interest (e.g., in the circumstances described under “Description of the Notes—Optional Redemption” and “Description of the Notes—Repurchase Upon a Change of Control Repurchase Event”). These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” One or more contingencies will not cause the notes to be treated as contingent payment debt instruments if, as of the issue date of the notes, such contingencies, in the aggregate, are considered to be remote or incidental. Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. This position is based on our determination that, as of the issue date of the notes, the possibility that additional amounts will have to be paid is a remote or incidental contingency within the meaning of applicable Treasury regulations.

Our determination that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the taxable year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, then the notes may be treated as contingent payment debt instruments. In that case, regardless of a holder’s regular method of accounting for United States federal income tax purposes, a holder subject to United States federal income taxation may be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate, and to treat any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the notes as ordinary income rather than capital gain. Holders of the notes should consult their own tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

United States Holders

The term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of stated interest

Stated interest on a note will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Sale, exchange, redemption, retirement or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) the holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any portion allocable to any accrued and unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed). A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Information reporting and backup withholding tax

In general, we must report certain information to the IRS with respect to payments to certain non-corporate United States Holders of principal, premium, if any, and interest on a note, and payments of the proceeds of the sale or other disposition of a note to certain United States Holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 24 percent, if (i) the payee fails to furnish a correct taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

The term “non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of the notes at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States Holders that are engaged in the conduct of a United States trade or business.

Payment of Interest

Subject to the discussions on backup withholding tax and FATCA below, interest paid on a note by us or any paying agent to a non-United States Holder will be exempt from United States income and withholding tax under the “portfolio interest exemption” provided that (i) the non-United States Holder does not, actually or constructively, own 10 percent or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (iii) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (iv) either (a) the non-United States Holder provides to us or our paying agent a properly completed applicable IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States Holder status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non-United States Holder provides a statement to us or our paying agent under penalties of perjury in which it certifies that a properly completed applicable IRS Form W-8BEN or W-8BEN-E (or other applicable form) has been received by it from the non-United States Holder or a qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States withholding tax at the rate of 30 percent, unless the holder provides us or our agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) establishing an exemption from or reduction of the withholding tax under the benefit of an applicable tax treaty.

Sale, exchange, redemption, retirement or other disposition of the notes

Subject to the discussions on backup withholding tax below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “Non-United States Holders—Payment of Interest”) unless the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If a non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption, retirement or other disposition of a note, and certain other requirements are met, then such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30 percent (unless a lower applicable treaty rate applies) on any such realized gain, which may be offset by certain United States-source capital losses.

Information reporting and backup withholding tax

The amount of interest paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-United States Holder is resident.

Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing a properly completed IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption, the non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from the disposition of, a note, unless we or our paying agent know or have reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a note are as follows:

•

If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding tax or information reporting.

•

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Under FATCA, certain foreign financial institutions (each an “FFI”), as that term (or its equivalent) is defined under an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) or, in the absence of an IGA, under FATCA generally, including entities such as foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles (regardless of their size), must comply with due diligence, withholding and reporting rules with respect to their owners, account holders and investors or else bear a 30% withholding tax on certain U.S. source payments made to them. Regardless of whether an FFI is acting as the beneficial owner or as an intermediary with respect to the withholdable payment, the FATCA withholding tax generally will be imposed on withholdable payments, subject to certain exceptions, unless the FFI (i) has entered into (or is otherwise subject to) and is complying with an agreement with the Internal Revenue Service (an “FFI Ageement”) or (ii) is required by and is in compliance with applicable foreign law enacted in connection with an IGA, in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding United States account holders of such institution. In the case of U.S. source payments made to a foreign entity that is not an FFI, the FATCA withholding tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” United States owners, identifies its “substantial” United States owners or is otherwise exempt from FATCA. In certain cases, a “substantial” United States owner can mean an owner of any interest in the foreign entity. For these purposes, “FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations), any FFI Agreements, any IGAs entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or generally accepted practices adopted pursuant to any such IGA, and any amendments made to any of the foregoing after the date hereof.

Generally, if a foreign entity subject to FATCA does not comply with applicable FATCA diligence and reporting requirements or otherwise provide the withholding agent with the proper certification, “withholdable payments” made to such foreign entity will be subject to a 30% withholding tax. For this purpose, withholdable payments are generally U.S.-source payments, such as interest payments on the notes. Under proposed regulations, FATCA withholding tax on the gross proceeds from the sale of certain equity or debt instruments (including the notes) of U.S. issuers, scheduled to take effect beginning January 1, 2019, has been repealed. In the preamble to the proposed regulations, the IRS provided that taxpayers may rely upon this repeal until the issuance of final regulations. Subject to the foregoing, FATCA withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or as capital gain).

Holders of the notes should consult their own tax advisors regarding the application of FATCA to their investment in the notes.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. BofA Securities, Inc., J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, the aggregate principal amount of the notes listed next to its name in the following table.

Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Total	$

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering price set forth on the cover of this prospectus supplement, and to certain dealers at such price less a concession not in excess of         % of the principal amount of the notes. The underwriters may allow, and such other dealers may reallow, a concession not in excess of         % of the principal amount of the notes, to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may change.

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $            .

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in our financial performance or our prospects and/or companies in our industry generally. As a result, no assurance can be given (i) that an active trading market will develop or be maintained for the notes, (ii) as to the liquidity of any market that does develop or (iii) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

In connection with the offering, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of such notes. Any of these activities may stabilize or maintain the market price of notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of such notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

Certain of the underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the underwriters are lenders and/or agents under our revolving credit agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research reviews in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the notes has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the Company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)

you warrant and agree that you will not offer any of the notes for resale in Australia within 12 months of the notes being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The above selling restriction is in addition to any other selling restriction set out below.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Nordstrom, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Canadian purchasers are hereby notified that each of the underwriters is relying on the exemption set out in Section 3A.3 of National Instrument 33-105 Underwriting Conflicts from having to provide certain conflicts of interest disclosure in this prospectus supplement.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong); no advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and accordingly, have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an “institutional investor” (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to an “accredited investor” (as defined in Section 4A of the SFA) or other “relevant person” (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor, an accredited investor, or other relevant person, or which arises from an offer referred to in Section 275 (1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust); (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “excluded investment products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors may be individually approached by the agents from time to time.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act. Accordingly, the notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined under the Foreign Exchange Transaction Law of Korea and its Enforcement Decree), except as otherwise permitted under applicable Korean laws and regulations.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority.

EXPERTS

The consolidated financial statements of Nordstrom, Inc. and subsidiaries as of February 2, 2019 and for each of the three years in the period ended February 2, 2019, incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and the effectiveness of Nordstrom, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are also incorporated by reference. Such consolidated financial statements have been so incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Lane Powell PC, Seattle, Washington. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

NORDSTROM

Common Stock

Debt Securities

This prospectus describes securities which Nordstrom, Inc. or any selling security holder may offer and sell at various times. A more detailed description of the securities is contained in this prospectus under “Description of Capital Stock,” and “Description of Debt Securities.”

We will determine the terms of each series of securities (including, as applicable, the specific designation, aggregate principal amount, interest rates, dividend rates, maturity, redemption provisions, ranking and other terms) at the time of sale, and we will describe those terms in a prospectus supplement which we will deliver together with this prospectus at the time of the sale.

We or any selling security holder may sell securities directly to investors or to or through underwriters, dealers or agents. More information about the manner of distribution of the securities is under the heading “Plan of Distribution.” Information about the underwriters or agents who will participate in any particular sale of securities will be in the prospectus supplement relating to those securities.

The principal executive offices of Nordstrom, Inc. are located at 1617 Sixth Avenue, Seattle, Washington 98101, and the telephone number is (206) 628-2111.

Our common stock is traded on the New York Stock Exchange under the symbol “JWN”.

Investing in our securities involves risks. See the information in “Risk Factors” on page 10 of this prospectus, and any similar section contained in the applicable prospectus supplement, concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 4, 2019.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context otherwise indicates, the terms “Nordstrom” “we,” “us” and “our” mean Nordstrom, Inc. (the “Company”) and its consolidated subsidiaries.

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this process, we or any selling security holder may sell common stock or debt securities. This prospectus only provides you with a general description of the securities that may be offered. Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any related free writing prospectus prepared by us or on our behalf, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov or from Nordstrom’s website at http://www.nordstrom.com. The information contained in or connected to our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part, and should not be considered part of this prospectus or any accompanying prospectus supplement.

Our common stock is listed and traded on the New York Stock Exchange. We will refer to the New York Stock Exchange as the “NYSE” in this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between the information set forth in this prospectus or any accompanying prospectus supplement and information incorporated by reference into this prospectus and such accompanying prospectus supplement, you should rely on the information contained in the document that was filed later. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the date of the closing of each offering:

(1)

our Annual Report on Form 10-K for the fiscal year ended February  2, 2019, including information specifically incorporated by reference into our Annual Report from our proxy statement on Schedule 14A filed on April 12, 2019;

(2)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 4, 2019 and August 3, 2019; and

(3)

our Current Reports on Form 8-K filed March 4, 2019, May 29, 2019, August  26, 2019, September  19, 2019, October 17, 2019 and October 28, 2019, and amended current report on Form 8-K/A filed April 1, 2019.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus.

You may request a copy of these filings (excluding exhibits), at no cost, by writing or calling our Senior Director of Finance-Investor Relations at the following address or telephone number:

Trina Schurman

Senior Director of Finance-Investor Relations

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, WA 98101

(206) 303-6503

You should read and rely only on the information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus, and the documents incorporated herein by reference, may contain or may suggest “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events we expect or anticipate will occur in the future. We intend such words as “believes,” “anticipates,” “may,” “will,” “should,” “could,” “plans,” “expects” and similar expressions to identify such forward-looking statements. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to:

Strategic and Operational

•	timely and effective implementation of evolving our business model and successful execution of our customer strategy to provide a differentiated and seamless experience across all Nordstrom channels,

•

our ability to execute and manage the costs of our evolving business model, including the execution of new supply chain capabilities and enhancement of existing ones, development of applications for electronic devices, improvement of customer-facing technologies, timely delivery of products purchased digitally, enhancement of inventory management systems, more fluid inventory availability between our digital channels and retail stores through our local market strategy, and greater consistency in marketing strategies,

•	our ability to respond to the business and retail environment, as well as fashion trends and consumer preferences, including changing expectations of service and experience in stores and online,

•

our ability to properly balance our investments in existing and new store locations, technology and supply chain facilities, especially our investments in our Nordstrom NYC and our Los Angeles market integration,

•	successful execution of our information technology strategy, including engagement with third-party service providers,

•	our ability to effectively utilize internal and third-party data in strategic planning and decision-making,

•

our ability to maintain or expand our presence, including timely completion of construction associated with new, relocated and remodeled stores, and Supply Chain Network facilities, all of which may be impacted by third parties, consumer demand and other natural or man-made disruptions,

•	efficient and proper allocation of our capital resources,

•	effective inventory management processes and systems, fulfillment and supply chain processes and systems, disruptions in our supply chain and our ability to control costs,

•

the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident,

•	our ability to safeguard our reputation and maintain relationships with our vendors and third-party service providers,

•	our ability to maintain relationships with and motivate our employees and to effectively attract, develop and retain our future leaders,

•	our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD Bank, N.A.,

•

the effectiveness of our loyalty program, including the implementation of any changes in our program, planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry,

•	market fluctuations, increases in operating costs, exit costs and overall liabilities and losses associated with owning and leasing real estate,

•

potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames,

•	compliance with debt and operating covenants, availability and cost of credit, changes in our credit rating and changes in interest rates,

•	the timing, price, manner and amounts of future share repurchases by us, if any, or any share issuances by us,

Economic and External

•	the impact of the seasonal nature of our business and cyclical customer spending,

•	the impact of economic and market conditions and the resultant impact on consumer spending and credit patterns,

•	the impact of economic, environmental or political conditions in the U.S. and countries where our third-party vendors operate,

•

weather conditions, natural disasters, health hazards, national security or other market and supply chain disruptions, including the effects of tariffs, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications,

Legal and Regulatory

•

our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to employment and tax, information security and privacy, consumer credit and the outcome of any claims and litigation and resolution of such matters,

•	the impact of the current regulatory environment and financial system, health care and tax reforms,

•	the impact of changes in accounting rules and regulations, changes in our interpretation of the rules or regulations, or changes in underlying assumptions, estimates or judgments,

•	the impact of claims, litigation and regulatory investigations, including those related to information security, privacy and consumer credit.

These and other factors, including those factors described in Item 1A. Risk Factors to our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, which is incorporated by reference into this prospectus, could affect our financial results and cause our actual results to differ materially from any forward-looking information we may provide. Forward-looking statements relate to the date made, and we undertake no obligation to update or revise them to reflect subsequent events, new information or future circumstances.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this filing. You should read this completely and in conjunction with our Annual Report on Form 10-K filed on March 18, 2019, with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

All references to “Nordstrom,” “we,” “us,” “our,” or the “Company” mean Nordstrom, Inc. and its subsidiaries.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the filing date of our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

THE COMPANY

Description of Business

Founded in 1901 as a retail shoe business in Seattle, Nordstrom later incorporated in Washington State in 1946 and went on to become one of the leading fashion retailers based in the U.S. We aspire to be the best fashion retailer in a digital world by remaining focused on our customers, serving them through our three strategic pillars: providing a compelling product offering, delivering outstanding services and experiences and leveraging the strength of the Nordstrom brand. We offer an extensive selection of high-quality brand-name and private label merchandise focused on apparel, shoes, cosmetics and accessories. No matter how customers choose to shop, we are committed to delivering the best possible service, product and experience, including alterations, dining and styling, to make shopping fun, personalized and convenient.

We invested early in our omni-channel capabilities, integrating our operations, merchandising and technology across our stores and online, in both our Full-Price and Off-Price businesses. As of August 3, 2019, we have more than 60 combinations in which merchandise is ordered, fulfilled and delivered. Though this has enabled us to serve customers in multiple ways, we are focused on providing a seamless experience for our customer across stores and online. As a result of the evolution of our operations, our reportable segments have become progressively more integrated such that, in the first quarter of 2018, we changed our reportable segments to one reportable segment to align with how management views the results of our operations. For more information about our business and our reportable segments, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 16. Segment Reporting in Item 8 in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

As of August 3, 2019, our reportable segment, Retail, includes:

Full-Price

•	113 Nordstrom-branded full-line stores in the U.S.,

•	Six full-line and six Rack stores in Canada,

•	Full-Price Nordstrom.com website and mobile application,

•	Trunkclub.com website and six Trunk Club clubhouses,

•	Three Jeffrey boutiques, and

•	Three Nordstrom Local neighborhood hubs (“Nordstrom Local”).

Our Full-Price operating segment integrates Nordstrom full-line stores and Nordstrom.com to allow us to provide our customers with a seamless shopping experience. We engage with our customers on their terms, blurring the lines between the digital and in-store experience. Our customers can pick up online orders in our Nordstrom full-line stores if inventory is available or it can be shipped to that location. Full-Price also includes our full-line and Rack stores in Canada. We include our Canada operations in Full-Price as this is how we view and manage our operations internally. Trunk Club offers personalized styling services for men and women, which enables customers to shop and try on at home, paying only for what they decide to keep. Customers may also choose to shop using these personalized styling services in-person at our clubhouses. We provide customers with the same quality merchandise available at Nordstrom full-line stores and online. Nordstrom Local is a retail concept that is focused on services, providing customers convenient access to personal stylists, alterations, online orders and more. Trunk Club stylists are able to meet customers at select full-line and Nordstrom Local locations. We also leverage the expertise of our salespeople to enable customers to receive personalized product recommendations on their mobile phones through our digital Style Board selling tool. These capabilities allow us to better serve customers across various channels and improve sales.

Off-Price

•	242 Off-Price Nordstrom Rack stores in the U.S.,

•	Off-Price Nordstromrack.com/HauteLook website and mobile application, and

•	Two Last Chance clearance stores.

In Off-Price, Nordstrom Rack and Nordstromrack.com purchase merchandise primarily from the same vendors carried in our Full-Price channel and also serve as outlets for clearance merchandise from the Full-Price channel. Nordstromrack.com/HauteLook offers both a persistent selection of Off-Price merchandise, as well as limited-time flash sale events on fashion and lifestyle brands, and is integrated with a single customer log-in, shared shopping cart and streamlined checkout process. Nordstromrack.com combines the technology expertise of HauteLook with the merchant expertise of Nordstrom Rack.

Fiscal Year

We operate on a 52/53-week fiscal year ending on the Saturday closest to January 31st.

Return Policy

We have a fair and reasonable approach to returns, handling them on a case-by-case basis with the ultimate objective of making our customers happy. We have no formal policy on how long we accept returns at our Nordstrom full-line stores or Nordstrom.com. Our goal is to take care of our customers, which includes making returns and exchanges easy, whether in stores or online, where we offer free shipping on purchases and returns. Trunk Club accepts returns within five days of delivery, which are free for the customer if the items are returned in the box provided by Trunk Club with the original price tag and packaging. Our Nordstrom Rack stores and Nordstromrack.com/HauteLook generally accept returns of apparel, footwear, accessories and HauteLook home products up to 45 days from the date of purchase or date of shipment with the original price tag and sales receipt. Off-Price merchandise can be returned by mail or at any Nordstrom Rack store location.

Seasonality

Our business, like that of other retailers, is subject to seasonal fluctuations. Our sales are typically higher during our Anniversary Sale in July and the holidays in the fourth quarter. Beginning in 2018, our Anniversary Sale occurred in our second fiscal quarter. In 2017, our Anniversary Sale occurred in our second and third fiscal quarters. Results for any one quarter are not indicative of the results that may be achieved for a full fiscal year.

Loyalty Program

We evolved our customer loyalty program with the launch of The Nordy Club in October 2018, which incorporates a traditional point system and the favorite benefits of our previous program, while providing customers exclusive access to products and events, enhanced services, personalized experiences and more convenient ways to shop. Customers accumulate points based on their level of spending and type of participation. Upon reaching certain point thresholds, customers receive Nordstrom Notes, which can be redeemed for goods or services offered at Nordstrom full-line stores, Nordstrom.com, Nordstrom Rack and Nordstromrack.com/HauteLook. Nordstrom cardmembers can also earn rewards at Trunk Club. The Nordy Club member benefits will vary based on the level of customer spend, and include Bonus Points days and shopping and fashion events.

We offer customers access to a variety of payment products and services, including a selection of Nordstrom-branded Visa® credit cards in the U.S. and Canada, as well as a Nordstrom-branded private label credit card for Nordstrom purchases. When customers use a Nordstrom-branded credit or debit card, they also participate in The Nordy Club and receive additional benefits, which can vary depending on the level of spend, including early access to the Anniversary Sale, Nordstrom to You (an in-home stylist) and incremental accumulation of points toward Nordstrom Notes. See Note 3. Credit Card Receivable Transaction in Item 8 in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

Competitive Conditions

We operate in a highly competitive business environment. We compete with other international, national, regional and local retailers, including internet-based businesses, omni-channel department stores, specialty stores, off-price stores and boutiques, which may carry similar lines of merchandise. Our specific competitors vary from market to market. We believe the keys to competing in our industry are what will always matter most to our customers: providing compelling product and outstanding service backed by people who care, both digitally and in stores. This includes serving customers on their terms, by providing a seamless digital and physical experience, offering compelling, curated and quality products at multiple price points, and strategically partnering with relevant and limited distribution brands, all in top markets.

Supply Chain Network

Our “Supply Chain Network” consists of:

•	Fulfillment centers that process and ship orders to our customers, located in Cedar Rapids, Iowa; Elizabethtown, Pennsylvania; and San Bernardino, California,

•	Distribution centers that process and ship merchandise to our stores and other facilities, and

•	Omni-channel centers that both fulfill customer orders and ship merchandise to our stores.

We have expanded our Supply Chain Network facilities and enhanced our inventory management systems to support our omni-channel capabilities and provide greater access to merchandise selection and faster delivery. We select locations and customize inventory allocations to enable merchandise to flow more efficiently and quickly to our customers.

Full-Price online purchases are primarily shipped to our customers from our Fulfillment Centers but may also be shipped from our Nordstrom full-line stores or Omni-channel centers. Full-Price in-store purchases are primarily fulfilled from that store’s inventory, but when inventory is unavailable at that store, it may also be shipped to our customers from our Fulfillment Centers, Omni-channel centers, or from other Nordstrom full-line stores. Off-Price online purchases are shipped to our customers from our Fulfillment Centers. Both channels selectively use vendor dropship to supplement their online offerings, which are then shipped directly from the vendor to the end customer. Our first large-scale Omni-channel center, in Riverside, California, is expected to open in the spring of 2020 and will initially support our Full-Price customers in the West Coast region. Off-Price inventory and fulfillment will be added to this facility in the future. We also plan to open a smaller Local Omni-channel Hub in Torrance, California in 2019, which will support the greater Los Angeles market as part of our new local market strategy and will have highly customized inventory that serves the specialized needs of that market.

Inventory

We plan our merchandise purchases and receipts to coincide with expected sales trends. For instance, our merchandise purchases and receipts increase prior to our Anniversary Sale, which has historically extended over the last two weeks of July. We also purchase and receive a larger amount of merchandise in the fall as we prepare for the holiday shopping season (from late November through December). At Nordstrom Rack, we also invest in pack and hold inventory, which involves the strategic purchase of merchandise from some of our top Full-Price brands in advance of the upcoming selling seasons, to take advantage of favorable buying opportunities. This inventory is typically held for six months on average.

In order to offer merchandise that our customers want, we purchase from a wide variety of high-quality domestic and foreign suppliers. We also have arrangements with agents and contract manufacturers to produce our private label merchandise. We expect our suppliers to meet our “Nordstrom Partnership Guidelines,” which address our corporate social responsibility standards for matters such as legal and regulatory compliance, labor, health and safety and the environment. This is available on our website at Nordstrom.com.

Employees

During 2018, we employed approximately 71,000 employees on a full- or part-time basis. Due to the seasonal nature of our business, employment increased to approximately 76,000 employees in July 2018 and 74,000 in December 2018. All of our employees are non-union. We believe our relationship with our employees is good.

Trademarks

Our most notable trademarks include Nordstrom, Nordstrom Rack, HauteLook, Trunk Club, Halogen, BP., Caslon, Zella, Leith, 1901, Treasure & Bond, Tucker+Tate and 14th & Union. Each of our trademarks is renewable indefinitely, provided that it is still used in commerce at the time of the renewal.

Nordstrom, Inc. common stock is publicly traded on the NYSE under the symbol “JWN.” Our executive offices are located at 1617 Sixth Avenue, Seattle, Washington 98101 and our telephone number is (206) 628-2111. The information contained in or connected to our website is not part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Prior to making a decision about whether to invest in our securities, you should carefully consider the risks described in the section entitled “Risk Factors” in any prospectus supplement and the risks described in our most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference into this prospectus, in each case as these risk factors are amended or supplemented by our future filings with the SEC, including subsequent Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference into this prospectus. The occurrence of any of the potential events described in these risk factors could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing the Company. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities, and the loss of all or part of your investment.

USE OF PROCEEDS

Unless we indicate a different use in the applicable prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and will be used for general corporate purposes, which may include capital expenditures and working capital needs, and to finance repurchases of shares of our common stock.

Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by U.S. government or agency obligations or other short-term investments.

Except as may otherwise be specified in the prospectus supplement, we will not receive any proceeds from any sale of securities by a selling security holder.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of such security holder’s securities at any time and from time to time. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts any selling security holders may offer securities for sale under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the securities owned by the selling security holders. We will provide a prospectus supplement naming any selling security holders, the amount of securities to be registered and sold and any other terms of securities being sold by each selling security holder.

PLAN OF DISTRIBUTION

We or any selling security holder may offer or sell securities to or through one or more underwriters, dealers and agents, or through a combination of any of these methods, or directly to purchasers, on a continuous or delayed basis. We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

THE SECURITIES THAT MAY BE OFFERED

We or any selling security holder may sell common stock or debt securities from time to time in one or more offerings. The summaries of certain provisions of the securities contained in this prospectus are not complete. You should refer to all the provisions of the securities and applicable indentures for a complete description of the securities.

The particular terms of the securities offered at any time will be described in the prospectus supplement relating to those securities. If indicated in a prospectus supplement, the terms of any particular securities may differ from the terms we summarize below. The prospectus supplement will also contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The debt securities are to be issued under an Indenture (the “Indenture”) between Nordstrom and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and may be supplemented from time to time. The particular terms of the debt securities offered by any prospectus supplement (the “Offered Debt Securities”) and the extent, if any, to which the general provisions may apply to the Offered Debt Securities, will be described in the prospectus supplement relating to the Offered Debt Securities. For a complete description of the terms applicable to a particular issuance of debt securities, you should read both this prospectus and the prospectus supplement relating to those securities.

The following summaries of the material provisions of the Indenture and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions of some of the terms in the Indenture and the debt securities. Wherever particular articles, sections or defined terms of the Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated by reference, and the statement in connection with such reference is made is qualified in its entirety by such reference. You should review the Indenture that is filed as an exhibit to registration statement of which this prospectus forms a part for additional information.

References to “Nordstrom,” “we,” “us” and “our” in this section are only to Nordstrom, Inc. and not to its subsidiaries.

General

The Indenture does not limit the aggregate principal amount of debt securities which may be issued and provides that debt securities may be issued from time to time in one or more series. (Section 3.1) The Indenture does not limit the amount of other indebtedness or debt securities, other than some secured indebtedness as described below, which may be issued by Nordstrom or its subsidiaries.

Unless otherwise provided in a prospectus supplement, the debt securities will be unsecured obligations of Nordstrom and will rank on parity with all other unsecured and unsubordinated indebtedness of Nordstrom.

The prospectus supplement relating to the particular debt securities offered will describe the following terms of the Offered Debt Securities:

(1)	the title of the Offered Debt Securities and the series in which the Offered Debt Securities shall be included, which may include medium-term notes;

(2)	any limit upon the aggregate principal amount of the Offered Debt Securities;

(3)	the date or dates, or the method or methods, if any, by which the date or dates on which the principal of the Offered Debt Securities will be payable shall be determined;

(4)

the rate or rates at which the Offered Debt Securities will bear interest, if any, which rate may be zero in the case of some debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

(5)	the date or dates on which the interest, if any, on the Offered Debt Securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

(6)

whether and under what circumstances additional amounts on the Offered Debt Securities or any of them will be payable and, if so, whether and on what terms Nordstrom will have the option to redeem the Offered Debt Securities in lieu of paying the additional amounts (and the terms of the option);

(7)

the place or places where the principal of, any premium or interest on or any additional amounts with respect to the Offered Debt Securities will be payable, any of the Offered Debt Securities that are registered securities may be surrendered for registration of transfer or exchange, and any Offered Debt Securities may be surrendered for conversion or exchange;

(8)

whether any of the Offered Debt Securities are to be redeemable at the option of Nordstrom and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of Nordstrom;

(9)

whether Nordstrom will be obligated to redeem or purchase any of the Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of any holder of the Offered Debt Securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to the obligation, and any provisions for the remarketing of the Offered Debt securities so redeemed or purchased;

(10)

if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any registered securities will be issuable and, if other than a denomination of $5,000, the denominations in which any bearer securities will be issuable;

(11)

if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of the Offered Debt Securities that will be payable upon declaration of acceleration of the maturity;

(12)

if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of the Offered Debt Securities;

(13)

whether the principal of, any premium or interest on or any additional amounts with respect to the Offered Debt Securities will be payable, at the election of Nordstrom or a holder, in a currency other than that in which the Offered Debt Securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, the election may be made;

(14)	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to Offered Debt Securities;

(15)	whether the Offered Debt Securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

(16)	any deletions from, modifications of or additions to the events of default or covenants of Nordstrom with respect to the Offered Debt Securities;

(17)

whether some of the provisions relating to the discharge, defeasance and covenant defeasance described below under “Discharge, Defeasance and Covenant Defeasance” will be applicable to the Offered Debt Securities; and

(18)	any other terms of the Offered Debt Securities and any other deletions from or modifications or additions to the Indenture in respect of the Offered Debt Securities. (Section 3.1).

Unless otherwise provided in the prospectus supplement relating to any Offered Debt Securities, the principal, premium, interest and additional amounts, if any, will be payable at the office or agency maintained by Nordstrom (initially the Corporate Trust Office of the Trustee); provided that payment of interest on registered securities may be made by check mailed to the payee at the addresses of the persons appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. In the case of registered securities, interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date. All paying agents initially designated by Nordstrom for the Offered Debt Securities will be named in the prospectus supplement relating to the Offered Debt Securities. Nordstrom may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Nordstrom will not be required to maintain a paying agent in each place of payment for the Offered Debt Securities. (Sections 3.7 and 10.2)

Unless otherwise provided in the prospectus supplement relating to any Offered Debt Securities, the Offered Debt Securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by Nordstrom or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by Nordstrom (initially the Corporate Trust Office of the Trustee). The transfer or exchange shall be made without service charge, but Nordstrom may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses payable in connection with any tax or other governmental charge. Nordstrom will not be required to (1) issue, register the transfer of, or exchange, Offered Debt Securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of any of the Offered Debt Securities and ending at the close of business on the day of the mailing of the notice of redemption or (2) register the transfer of or exchange any Offered Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Offered Debt Security being redeemed in part. (Section 3.5). Nordstrom has appointed the Trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by Nordstrom for any Offered Debt Securities will be named in the applicable prospectus supplement. Nordstrom may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Nordstrom will be required to maintain a transfer agent in each place of payment for the Offered Debt Securities. (Section 10.2)

Unless otherwise indicated in the applicable prospectus supplement, the Offered Debt Securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. (Section 3.2) The Offered Debt Securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers will be effected only through, records maintained by the designated depositary and its participants as described below. Where Offered Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. Federal income tax considerations, applicable to the Offered Debt Securities and to payment on and transfer and exchange of the Offered Debt Securities will be described in the applicable prospectus supplement.

The debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold for an amount less than their principal amount. Any applicable special U.S. Federal income tax or other considerations will be described in the applicable prospectus supplement.

If the purchase price of any Offered Debt Securities is payable in one or more foreign currencies or currency units or if any Offered Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any Offered Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, particular U.S. Federal income tax considerations, specific terms and other information with respect to the Offered Debt Securities and the foreign currency or currency units will be set forth in the applicable prospectus supplement.

Nordstrom will comply with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other tender offer rules within the Exchange Act, which may then be applicable, in connection with any obligation of Nordstrom to purchase Offered Debt Securities at the option of the holders of the securities. Any obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any Offered Debt Securities, other than as described below under “Limitation on Liens,” the Indenture does not contain any provisions that would limit the ability of Nordstrom to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in the credit quality of Nordstrom or a takeover, recapitalization or highly leveraged or similar transaction involving Nordstrom. Accordingly, Nordstrom could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect Nordstrom’s capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information with respect to any deletions from, modifications or additions to the events of default described below or covenants of Nordstrom contained in the Indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which the debt securities of any series are convertible into or exchangeable for property or cash, or a combination of the foregoing, will be set forth in the prospectus supplement covering the debt securities.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities (each a “Global Security”) that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

The specific terms of a depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that particular series. Nordstrom anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the depositary for the Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the Global Security. These accounts shall be designated by the underwriters or agents with respect to such debt securities or by Nordstrom if the debt securities are offered and sold directly by Nordstrom. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the depositary for a Global Security, or its nominee, is the registered owner of the Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the Indenture governing these debt securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of a series in definitive form and will not be considered the owners or holders of the debt securities under the Indenture.

Principal of, any premium and interest on, and any additional amounts with respect to debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the debt securities. Neither Nordstrom, the Trustee, the paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Nordstrom expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on, or additional amounts with respect to debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for the debt securities as shown on the records of the depositary or its nominee. Nordstrom also expects that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

The Indenture provides that if (1) the depositary for a series of debt securities notifies Nordstrom that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the Indenture and a successor depositary is not appointed by Nordstrom within 90 days of written notice, (2) Nordstrom determines that the debt securities of a particular series shall no longer be represented by Global Securities and executes and delivers to the Trustee a company order to that effect or (3) an event of default with respect to a series of debt securities shall have occurred and be continuing, the Global Securities will be exchanged for debt securities of a series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The definitive debt securities shall be registered in such name or names as the depositary shall instruct the Trustee. (Section 3.5) It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in Global Securities.

Limitation on Liens

Under the Indenture, Nordstrom covenants that, so long as any debt securities are outstanding, it will not, and will not permit any Restricted Subsidiary (as defined below) to create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Mortgage (as defined below) upon any Operating Property (as defined below), or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by Nordstrom or any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively providing concurrently that the outstanding debt securities (together with, if Nordstrom shall so determine, any other Debt of Nordstrom or the Restricted Subsidiary then existing or thereafter created which is not subordinate to the debt securities) are secured equally and ratably with or, at the option of Nordstrom, prior to the Debt so long as the Debt shall be so secured. (Section 10.5)

The foregoing restrictions shall not apply to, and shall be excluded from Debt in any computation under the foregoing restrictions, Debt secured by (1) Mortgages on any property existing at the time of the acquisition thereof; (2) Mortgages on property of a corporation existing at the time the corporation is merged into or consolidated with Nordstrom or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of the corporation (or a division of the corporation) as an entirety or substantially as an entirety to Nordstrom or a Restricted Subsidiary, provided that the Mortgage does not extend to any property owned by Nordstrom or any Restricted Subsidiary immediately prior to a merger, consolidation, sale, lease or disposition; (3) Mortgages on property of a corporation existing at the time the corporation becomes a Restricted Subsidiary; (4) Mortgages in favor of Nordstrom or a Restricted Subsidiary; (5) Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any of these purposes, provided that the commitment of the creditor to extend the credit secured by the Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of the property, or (b) the placing in operation of the property; (6) Mortgages in favor of the United States of America or any State, or any department, agency or instrumentality or political subdivision of the United States of America or any State, to secure partial, progress, advance or other payments; and (7) Mortgages existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the Indenture or referred to in clauses (1) to (3) or (5), provided that the principal amount of the Debt secured by the Mortgage and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any extension, renewal, replacement or refunding, so secured at the time of extension, renewal, replacement or refunding. (Section 10.5)

Notwithstanding the restrictions described above, Nordstrom and its Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the debt securities if, at the time of the creation, incurrence, issuance, assumption or guarantee of the Debt secured by the Mortgages, after giving effect thereto and to the retirement of the Debt which is concurrently being retired, the aggregate amount of all outstanding Debt secured by Mortgages which would otherwise be subject to these restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph, together with all Attributable Debt (as defined below) with respect to Sale and Leaseback Transactions (as defined below) other than certain Sale and Leaseback Transactions that are permitted under paragraph (b) under the caption “Limitation on Sale and Leaseback” below) does not exceed the greater of (a) 15% of Consolidated Net Assets (as defined below) and (b) $150 million. (Section 10.5)

“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of Nordstrom but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower), and (2) all investments in Subsidiaries other than Restricted Subsidiaries, all as set forth on the most recent consolidated balance sheet of Nordstrom and computed in accordance with generally accepted accounting principles.

“Mortgage” means, with respect to any property or assets, any mortgage, or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property or equipment located within the United States and owned by, or leased to, Nordstrom or any of its Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of Consolidated Net Assets.

“Restricted Subsidiary” means any Subsidiary of Nordstrom that owns any Operating Property.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by Nordstrom or by one or more Subsidiaries thereof, or by Nordstrom and one or more Subsidiaries thereof. (Section 1.1)

Limitation on Sale and Leaseback

(a) Under the Indenture, Nordstrom covenants that, it will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by Nordstrom or any Restricted Subsidiary of any Operating Property that has been or is to be sold or transferred by Nordstrom or such Restricted Subsidiary to such person with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”), without equally and ratably securing the debt securities (and, if Nordstrom shall so determine, any other Debt ranking equally with the debt securities), unless the terms of such sale or transfer have been determined by the board of directors to be fair and arm’s-length and either:

•

within 180 days after the receipt of the proceeds of the sale or transfer, Nordstrom or any Restricted Subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Operating Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt (as defined below); or

•

Nordstrom or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Operating Property, in an amount at least equal to the Attributable Debt (as defined below) in respect of the Sale and Leaseback Transaction, without equally and ratably securing the debt securities pursuant to the covenant described under “—Limitation on Liens” above. (Section 10.6)

(b) The foregoing restriction in paragraph (a) above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; or (ii) between Nordstrom and a Restricted Subsidiary or between Restricted Subsidiaries, provided that the lessor shall be Nordstrom or a wholly owned Restricted Subsidiary. (Section 10.6)

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Funded Debt” means Debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with U.S. generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Debt for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Senior Funded Debt” means all Funded Debt of Nordstrom or any person (except Funded Debt, the payment of which is subordinated to the payment of the debt securities). (Section 1.1)

Consolidation, Amalgamation, Merger and Sale of Assets

The Indenture provides that Nordstrom may not (1) consolidate or amalgamate with or merge into any Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, or (2) permit any Person to consolidate or amalgamate with or merge into Nordstrom, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Nordstrom, unless (a) in the case of (1) above, the Person is organized and existing under the laws of the United States of America, any State or the District of Columbia, and shall expressly assume, by supplemental indenture satisfactory in form to the Trustee, the due and punctual payment of the principal of and premium, if any, interest on, and additional amounts, if any, all of the issued debt securities, and the performance of Nordstrom’s obligations under the Indenture and the debt securities issued; (b) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of Nordstrom or a Subsidiary as a result of the transaction as having been incurred by Nordstrom or such Subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, shall have happened and be continuing; and (c) a number of other conditions are met.

Events of Default

Each of the following events will constitute an event of default under the Indenture with respect to any series of debt securities issued (whatever the reason for an event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (1) default in the payment of any interest on any debt security of the series, or any additional amounts payable, when interest becomes or additional amounts become due and payable, and continuance of default for a period of 30 days; (2) default in the payment of the principal of or any premium on any debt security of the series, or any additional amounts payable, when principal or premium becomes or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; (3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of the series; (4) default in the performance, or breach, of any covenant or warranty of Nordstrom contained in the Indenture for the benefit of the series or in the debt securities of the series, and the continuance of default or breach for a period of 60 days after there has been given written notice as provided in the Indenture; (5) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of Nordstrom (including any event of default under any other series of debt securities), whether such Debt now exists or shall hereafter be created or incurred, shall happen and shall consist of default in the payment of more than $100 million in principal amount of such Debt at the maturity thereof (after giving effect to any applicable grace period) or shall result in such Debt in principal amount in excess of $100 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; (6) Nordstrom shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $100 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; (7) particular events in bankruptcy, insolvency or reorganization of Nordstrom; and (8) any other event of default provided in or pursuant to the Indenture with respect to debt securities of the series. (Section 5.1)

If an event of default with respect to the debt securities of any series (other than an event of default described in (7) of the preceding paragraph) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series by written notice as provided in the Indenture may declare the principal amount (or a lesser amount as may be provided for in the debt securities of the series) of all outstanding debt securities of the series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and particular other provisions of the Indenture, the holders of not less than a majority in aggregate principal amount of the debt securities may, under some circumstances, rescind and annul acceleration. An event of default described in (7) of the immediately preceding paragraph shall cause the principal amount and accrued interest (or a lesser amount as provided for in the debt securities of the series) to become immediately due and payable without any declaration or other act by the Trustee or any holder. (Section 5.2)

The Indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default with respect to the debt securities of any series (a “default”), the Trustee shall transmit, in the manner set forth in the Indenture, notice of default to the holders of the debt securities of the series unless the default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of the series, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of the notice is in the best interest of the holders of debt securities of the series; provided, further, that in the case of any default of the character specified in clause (4) of the first paragraph above, with respect to debt securities of such series, no such notice to holders will be given until at least 60 days after the occurrence thereof. (Section 6.2)

If an event of default occurs and is continuing with respect to the debt securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of the series by all appropriate judicial proceedings. (Section 5.3) The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the written request or direction of the holders of the debt securities, unless the holders shall have offered to the Trustee indemnity reasonably satisfactory to it. (Section 6.1) Subject to the provisions for the indemnification of the Trustee, and subject to applicable law and particular other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of the series. (Section 5.12)

Modification and Waiver

The Indenture may be modified or amended by Nordstrom and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment, (a) change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security, (b) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of any debt security, (c) change the obligation of Nordstrom to pay additional amounts with respect to any debt security or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity or the amount provable in bankruptcy, (d) change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security, (e) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable, (f) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment), (g) reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take some actions, (h) reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of the Indenture, (i) modify any of the provisions in the Indenture regarding the waiver of past defaults and the waiver of some covenants by the holders of debt securities except to increase any percentage vote required or to provide that some other provisions of the Indenture cannot be modified or waived without the consent of the holder of each debt security affected, (j) make any change that adversely affects the right to convert or exchange any debt security into or for shares of common stock of Nordstrom or other debt securities in accordance with its terms, or (k) modify any of the above provisions. (Section 9.2)

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of the series, waive compliance by Nordstrom with a number of restrictive provisions of the Indenture. (Section 10.8) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of the series, waive any past default and its consequences under the Indenture with respect to the debt securities of the series, except a default (a) in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of the series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

Under the Indenture, Nordstrom is required annually to furnish to the Trustee a statement as to performance by Nordstrom of some of its obligations under the Indenture and as to any default in such performance. Nordstrom is also required to deliver to the Trustee a written notice within five days following any event of default or any event which after notice or lapse of time or both would constitute an event of default. (Section 10.9)

Discharge, Defeasance and Covenant Defeasance

Nordstrom may discharge some obligations to holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any) and interest to the date of deposit (if the debt securities have become due and payable) or to the maturity, as the case may be. (Section 4.1)

The Indenture provides that, unless the provisions of Section 4.2 of the Indenture are made inapplicable to the debt securities of or within any series pursuant to Section 3.1 of the Indenture, Nordstrom may elect either (a) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of particular events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“defeasance”) or (b) to be released from its obligations with respect to the debt securities under certain covenants as described in the applicable prospectus supplement, and any omission to comply with these obligations shall not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Nordstrom with the Trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which the debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of an independent firm of certified public accountants, to pay the principal of (and premium, if any) and interest on the debt securities on the scheduled due dates. (Section 4.2)

Such a trust may only be established if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Nordstrom is a party or by which it is bound, (2) no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (3) Nordstrom has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Nordstrom, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. Federal income tax law occurring after the date of the Indenture. (Section 4.2)

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the Euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

“Government Obligations” means securities which are (1) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any Government Obligation held by the custodian for the account of the holder of the depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt. (Section 1.1)

If after Nordstrom has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of the series is entitled to, and does, elect pursuant to Section 3.1 of the Indenture or the terms of the debt security to receive payment in a currency other than that in which the deposit has been made in respect of the debt security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which the deposit has been made, the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on the debt security as the debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for the currency in effect on the second business day prior to the payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for the Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

“Conversion Event” means the cessation of use of (1) a Foreign Currency both by the government of the country or the confederation which issued the Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. (Section 1.1)

In the event that Nordstrom effects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount in the Foreign Currency in which the debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, Nordstrom would remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case performed in, said state. (Section 1.13)

Relationship With the Trustee

The Trustee under the Indenture, Wells Fargo Bank, National Association, also acts as trustee in connection with one other Nordstrom indenture. This indenture is dated March 11, 1998 relating to $300,000,000 6.95% Senior Debentures due March 15, 2028.

DESCRIPTION OF CAPITAL STOCK

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Articles of Incorporation as amended and Bylaws. The Articles of Incorporation as amended and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The total amount of the authorized capital stock of Nordstrom consists of 1,000,000,000 shares, no par value, of common stock, of which 155,233,715 shares of common stock were issued and outstanding as of October 30, 2019.

The holders of outstanding shares of common stock are entitled to receive dividends at such times and in such amounts as our Board of Directors may from time to time determine. The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive or subscription rights to purchase any additional Nordstrom securities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Upon any liquidation, dissolution or winding up of Nordstrom, whether voluntary or involuntary, remaining net assets, if any, of Nordstrom will be distributed pro rata to the holders of the common stock.

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

LEGAL MATTERS

Certain legal matters relating to the Securities offered by this prospectus will be passed upon for Nordstrom by Lane Powell PC, Seattle, Washington.

EXPERTS

The financial statements incorporated in this Prospectus by reference from Nordstrom, Inc.’s Annual Report on Form 10-K, and the effectiveness of Nordstrom, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Nordstrom, Inc.

$                % Senior Notes due

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

US Bancorp

                , 2019